                                                                      EXHIBIT 21
                                SUBSIDIARIES OF
                             CORECOMM INCORPORATED


All of the corporations listed below were incorporated in Delaware except where otherwise noted:

Cellular Communications of Puerto Rico, Inc.
CCPR Paging, Inc.
CCPR Services, Inc.
Cellular Communications of Arecibo, Inc.
Cellular Ponce, Inc. (Texas corporation)
Mayaquez Cellular Telephone Co., Inc. (South Carolina corporation) Aguadilla Cellular Telephone Company, Inc.
CCI PR RSA, Inc.
SJCT, Inc.
San Juan Cellular Telephone Company (D.C. partnership)
Gamma Communications (Louisiana partnership)
Merrimack Telecommunications Corporation (Florida corporation)
Star Associates, Inc.
USVI Cellular Telephone Corporation
CCPR of the Virgin Islands, Inc.
USVI Paging, Inc.
CCPR Panama, Inc.
CCPR Wireless Cable, Inc.
Norwich Communications, Inc.
CCPR PCS, Inc.